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                                                                  EXHIBIT 10.63

                            REPRESENTATION AGREEMENT


    This Agreement is made effective as of January 1, 1995 and retroactively amends and supersedes a January 10, 1995 letter, by and between Heartland Capital Corporation ("HCC") of 1320 Old Chain Bridge Road, Suite 220, McLean, Virginia 22101, and ATB Productions, L.L.C. ("ATB"), a Virginia limited liability company.

    WHEREAS, ATB is the owner, producer and distributor of a daily radio program titled America The Beautiful (the "Program");

    WHEREAS, HCC as part of its business provides business development services and its Heartland Radio Network division is engaged in the production, promotion, distribution and marketing of radio and television programs; and

    WHEREAS, ATB desires HCC to provide its services as described below to ATB.

    Therefore, the parties agree as follows:

    1. This Agreement retroactively amends and restates that letter agreement between ATB and HCC dated January 10, 1995 and supersedes any other agreements or understandings between the parties or their successors whether written or oral.

    2.   DESCRIPTION OF SERVICES.

         a. Present the Program to prospective sponsors on an exclusive worldwide basis;

         b. Negotiate sponsorship agreements between sponsors and the Heartland Radio Network for sponsorships of the Program;

         c. Be responsible for collecting monies (derived from sponsorship agreements or any other agreements which generate income from the Program, including but not limited to, ancillary products, promotions, endorsements, speaking engagements, merchandise, etc.) due from sponsors in a timely fashion and providing for simultaneous distribution of any funds due to Michael L. Foudy and/or ATB;

         d.  Assist in negotiation of clearance arrangements; and

         e. Market, promote and sell the Program ancillary products, merchandise, etc., Michael L. Foudy and the Program to sponsors.


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    3.   FEES.

         a. AMOUNT. As compensation for its services, HCC shall be paid a fee equal to 40% of ATB's gross advertising cash receipts plus 5% of ATB's non-advertising gross cash receipts.

         b. PAYMENT. Fees shall be paid quarterly on or before the 15th day of the month following any calendar quarter for which a fee payment is due.

         c. ACCOUNTING. ATB shall maintain records in sufficient detail for purposes of determining the amount of the fee. ATB shall provide to HCC a written accounting that sets forth the manner in which the fee payment was calculated.

          d.  RIGHT TO INSPECT.   HCC or HCC's agent, shall have the right to
    inspect ATB's records for the limited purpose of verifying the calculation of the fee payments, subject to such restrictions as ATB may reasonably impose to protect the confidentiality of the records. Such inspections shall be made during reasonable business hours as may be set by ATB.

         e. EXTENSION OF FEES. In the event of termination for whatever reason, the fees due under this Agreement for "sponsorship agreements" existing at the time of termination shall remain due and payable to the respective parties notwithstanding such termination for so long as the sponsors shall continue to support the Program or any other successor radio program featuring Michael L. Foudy though such successor program may be different from the Program in content, format or length. This provision shall apply for two years from the date of termination or until the expiration of this Agreement whichever period is longer.

    4.   RIGHT OF FIRST REFUSAL.    For as long as this Agreement is in
force, HCC, and its successors in interest shall have the right of first refusal for the provision of the above stated and similar services to Michael
L. Foudy and ATB for other programs, characters and/or products which may be developed by either of them from time to time. In the event of first refusal is exercised by HCC or its successors in interest, the provision of services, scope of services, compensation and other terms of this Agreement shall apply except that a separate agreement between the parties shall be executed with respect to such new program, character or product in question.

    5.   TERM/TERMINATION.   This Agreement shall terminate automatically on
January 1, 1999 unless otherwise extended by mutual agreement of the parties.

         After June 30, 1996, this Agreement may be terminated by either party for any reason, upon ninety days written notice, so long as agreements for sponsorship of the Program are less than $500,000 on an annualized basis. In the event agreements for annual sponsorship exceed this amount the Agreement may be terminated only for cause. Cause shall be defined as a material breach of the terms and conditions of this Agreement.

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    6.   ATB'S OBLIGATIONS.

         a. Provide five programs of America The Beautiful per week (52 weeks per year) beginning February 27, 1995 which are not in violation of FCC guidelines;

         b. Distribute programs by appropriate means to radio stations anywhere in the world which air the program;

         c. Bear primary responsibility for negotiating clearance arrangements with radio stations and for making any payments in connection with said clearance agreements as may be necessary to assure sufficient clearance to fulfill sponsorship obligations;

         d.  Assist in the promotion of the program;

         e. Prepare and produce promotional materials for the program as mutually agreed; and

         f. Make personal appearances on at least twenty days per year to build audience for the program, assist sponsors in promoting their association with the program and to generally promote the program America The Beautiful.

    7.   RELATIONSHIP OF PARTIES.   It is understood by the parties that HCC
is an independent contractor with respect to ATB, and not a partner of ATB.

    8. ASSIGNMENT. HCC's obligations under this Agreement may be assigned or transferred to any other firm or corporation affiliated with HCC without the prior written consent of ATB.

    9. SERVICES TO THIRD PARTIES. The parties recognize that HCC may provide its services to third parties. However, HCC is bound by the confidentiality provisions of this Agreement, and HCC may not use the Information, directly or indirectly, for the benefit of third parties.

    10.  NOTICES.   All notices required or permitted under this Agreement
shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

IF for  HCC:

Heartland Capital Corporation
1320 Old Chain Bridge Road
Suite 220
McLean, Virginia  22101

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IF for ATB:

ATB Productions, L.L.C. 1320 Old Chain Bridge Road Suite 220 McLean, Virginia 22101

 Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

    11.  ENTIRE AGREEMENT.   This Agreement contains the entire agreement of
the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

    12. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

    13.  SEVERABILITY.   If any provision of this Agreement shall be held to
be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

    14.  WAIVER OF CONTRACTUAL RIGHT.   The failure of either party to
enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

    15.  APPLICABLE LAW.   This Agreement shall be governed by the laws of
the State of Virginia.


HEARTLAND CAPITAL CORPORATION

By: /s/ Gerald Garcia
    ------------------------------------------
Title: President
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ATB PRODUCTIONS, L.L.C.


By: /s/ Michael Foudy
    ------------------------------------------
Title: Managing Member
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